As filed with the Securities and Exchange Commission on November 30, 2022

Registration No. 333- 260711

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CAZOO GROUP LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	5500	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

41 Chalton Street London,
NW1 1JD, United Kingdom
(Address of principal executive offices)

CAZOO GROUP LTD INCENTIVE EQUITY PLAN

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Valerie Ford Jacob, Esq.

Michael Levitt, Esq.

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, New York 10022

(212) 277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 is being filed to amend the Company’s Registration Statement on Form S-8 (File No. 333-260711) filed with the Securities and Exchange Commission (the “SEC”) on November 3, 2021 (the “Registration Statement”) to include in Part I of the Registration Statements as amended hereby a “Reoffer Prospectus” prepared in accordance with the requirements of Part I of Form F-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the Reoffer Prospectus may, in the future, be used for reoffers and resales, on a continuous or delayed basis, of our Class A ordinary shares, par value $0.0001 per share (the “Class A Shares”), that are deemed “control securities” under the Securities Act and which have been or will be acquired pursuant to grants or awards under the Cazoo Group Ltd Incentive Equity Plan (the “Plan”) by the selling shareholders named in the Reoffer Prospectus as supplemented and who are, or may be deemed to be, “affiliates” within the meaning set forth in Rule 405 under the Securities Act. Such selling shareholders may reoffer or resell all, a portion, or none of the shares that they may acquire pursuant to the Plan. Pursuant to Rule 424(b) under the Securities Act, we may supplement the Reoffer Prospectus from time to time with the names of additional selling shareholders and/or amounts of Class A Shares, if any, to be reoffered or resold by such selling shareholders as that information becomes known. The inclusion of such shares herein does not necessarily represent a present intention to sell any or all such Class A Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I of Form S-8 is omitted from the Registration Statement as amended hereby in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants (“participants”) in the Plan covered by this Registration Statement as amended hereby, as specified by the SEC, pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement as amended hereby or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

REOFFER PROSPECTUS

CAZOO GROUP LTD

4,742,139 Class A Shares

This reoffer prospectus relates to the offer and sale from time to time by the selling shareholder named in this prospectus (the “Selling Shareholder”), or his permitted transferees, of up to 4,742,139 Class A ordinary shares, par value $0.0001 per share (the “Class A Shares”), of Cazoo Group Ltd, a Cayman Islands exempted company (“we,” “us’” “our,” the “Company,” or “Cazoo”). This prospectus covers Class A Shares issued to the Selling Shareholder from awards under the Cazoo Group Ltd Incentive Equity Plan (the “Plan”). We are not offering any Class A Shares and will not receive any proceeds from the sale of such shares by the Selling Shareholder pursuant to this prospectus. The Selling Shareholder is an “affiliate” of the Company (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)).

Upon vesting of the shares offered hereby pursuant to the terms of the Plan and any applicable award agreements, and upon expiration of any lock-up agreement described herein, the Selling Shareholder may from time to time sell, transfer or otherwise dispose of any or all of the Class A Shares covered by this prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. If underwriters or dealers are used to sell the shares, we will name them and describe their compensation in a prospectus supplement to the extent required by law. The Class A Shares may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We do not know when or in what amount the Selling Shareholder may offer the shares for sale. The Selling Shareholder may sell any, all or none of the shares offered by this prospectus. See “Plan of Distribution” beginning on page 19 for more information about how the Selling Shareholder may sell or dispose of the Class A Shares covered by this prospectus.

This prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by Selling Shareholder on a continuous or delayed basis to the public without restriction.

Our Class A Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “CZOO”. On November 29, 2022, the closing price of our Class A Shares was $0.3056 per share.

Our principal executive offices are located at 41 Chalton Street, London, NW1 1JD, United Kingdom.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 30, 2022.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Shareholder have authorized anyone to provide you with different information. Neither we nor the Selling Shareholder are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements herein constitute forward-looking statements as defined in Section 27A of the Securities Act , and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “forecast,” “will,” “expect,” “budget,” “contemplate,” “believe,” “estimate,” “continue,” “project,” “positioned,” “strategy,” “outlook” and similar expressions. You should read statements that contain these words carefully because they:

●	discuss future expectations;

●	contain projections of future results of operations or financial condition; or

●	state other “forward-looking” information.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. We believe it is important to communicate our expectations to our security holders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language herein provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

●	the implementation of and expected benefits from our business realignment plan, the winddown of operations in mainland Europe and other cost-saving initiatives;

●	realizing the benefits expected from the business combination (the “Transaction”) with Ajax I;

●	achieving the expected revenue growth and effectively managing growth;

●	executing Cazoo’s growth strategy in the UK;

●	achieving and maintaining profitability in the future;

●	global inflation and cost increases for labor, fuel, materials and services;

●	geopolitical and macroeconomic conditions and their impact on prices for goods and services and on consumer discretionary spending;

●	having access to suitable and sufficient vehicle inventory for resale to customers and reconditioning and selling inventory expeditiously and efficiently;

●	availability of credit for vehicle financing and the affordability of interest rates;

●	increasing Cazoo’s service offerings and price optimization;

ii

●	effectively promoting Cazoo’s brand and increasing brand awareness;

●	expanding Cazoo’s product offerings and introducing additional products and services;

●	enhancing future operating and financial results;

●	acquiring and integrating other companies;

●	acquiring and protecting intellectual property;

●	attracting, training and retaining key personnel;

●	complying with laws and regulations applicable to Cazoo’s business; and

●	successfully deploying the proceeds from the Transaction and the issuance of $630 million of convertible notes to an investor group led by Viking Global Investors.

These and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Forward-Looking Statements” in our Reports on Form 6-K filed with the SEC on June 9, 2022 and September 8, 2022, and in subsequent filings with the SEC could cause our actual results to differ materially from those implied by the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus.

All forward-looking statements included or incorporated by reference herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

iii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus, including the documents incorporated by reference herein. Potential investors should read the entire prospectus carefully, including the risks of purchasing our Class A Shares discussed in “Risk Factors.”

Overview

We are an online car retailer aiming to transform the car buying and selling experience in the UK by allowing consumers to purchase, finance or subscribe to a car entirely online, for either delivery or collection. We seek to make buying or selling a car as seamless as buying or selling any other product online by providing improved selection, transparency, quality and convenience. Since our launch in the UK in December 2019, we have sold more than 100,000 cars online to customers across the UK.

We are highly data-driven and use proprietary data and algorithms to both purchase vehicles and to price them for sale. We purchase the cars we believe are best suited for our customers and platform. Our purchasing strategy is led by consumer desirability. We use a data-driven approach, derived from a mix of our first party data (our website searches and intent to buy, sales volume, days to sale) and third-party data sources, to determine which cars to purchase. Our main objective is to ensure we have a wide breadth and balanced inventory based on consumer demand. We have enhanced our data team and capabilities with the acquisition of Cazana in the third quarter of 2021. We do not specialize in cars made by certain manufacturers and purchase decisions are not influenced by incentives provided by manufacturers or other third-parties. Each of our cars undergoes an inspection and is reconditioned to a high standard at our vehicle preparation centers before being offered for sale. Buyers can view high quality, 360-degree images as well as a car’s features and history on our website.

We offer all standard forms of car financing, as well as the purchase of any part-exchanges (customer vehicles exchanged as partial payment for a Cazoo car) at the time of delivery or collection for added convenience. Every Cazoo car comes with a seven-day money-back guarantee in place of the test-drive consumers would typically have prior to a traditional car purchase. If a customer chooses to return their car during the seven-day period, we will collect it for free. In the UK, each car also comes with a seven-day free insurance policy and a free comprehensive 90-day warranty, including roadside assistance.

In July 2021 we also began purchasing cars directly from consumers outside of part-exchanges. The new service gives sellers an offer within seconds that is guaranteed for seven days. Customers can either opt to have their car picked up from their home or drop the car off at their nearest Cazoo Customer Center with payment made directly to the seller’s bank account on the same day.

Since our launch in December 2019, our revenues have grown rapidly, amounting to £667.8 million for the year ended December 31, 2021 and £628 million for the six months ended June 30, 2022, increases of 312% and 153% year-on-year respectively.

Our strategy is to grow organically and to opportunistically review further acquisitions where they meet our strategic goals. As we evaluate suitable acquisition targets, we conduct due diligence and enter into non-binding letters of intent with possible targets, some of which may be material. In the past, we have utilized either a mix of cash and equity or all cash to acquire our targets and expect to continue to use either cash or equity, or both, in the future. In the near term, we do not expect to undertake acquisitions inconsistent with the cash-preservation focus of our Business Realignment Plan announced in June 2022 (the “Business Realignment Plan”) and the recently completed strategic review of our operations in mainland Europe discussed below.

On August 2, 2022, we announced that we were conducting a strategic review of our business in mainland Europe, with the aim of further preserving cash and positioning us to achieve profitability without the need for further external capital. On September 8, 2022, we announced the conclusion of our strategic review. Following a review of a range of strategic options, we concluded that we would focus exclusively on our core opportunity in the UK.

The plan to withdraw from the EU is based on the material further investment that would be required for us to continue to scale our operations in the EU and the conflict this has with our priorities of cash conservation and achieving profitability without the need for additional capital. As a result, we have commenced an orderly wind down of its operations in Germany and Spain and are in consultation with its employee representatives in France and Italy. We will facilitate a structured closure for our customers, employees and suppliers and have notified the relevant employee representatives and unions in each market.

The Transaction

On March 29, 2021, Ajax I, a Cayman Islands exempted company (“Ajax”), Cazoo Holdings Limited, a private limited company organized under the law of England and Wales (“Cazoo”) and Capri Listco, a Cayman Islands exempted company (“Listco”), entered into the Business Combination Agreement, as amended by the First Amendment thereto, dated as of May 14, 2021 (the “Business Combination Agreement,” and the transactions contemplated thereby, the “Transaction”) which, among other things, provided that (i) Ajax would merge with and into Listco, with Listco continuing as the surviving company, (ii) Listco would acquire all of the issued and outstanding shares of Cazoo via exchange for a combination of shares of Listco and cash consideration and (iii) Listco would become tax resident in the United Kingdom following the consummation of the Transaction.

Pursuant to the Business Combination Agreement, (a) on August 23, 2021 (the “Listco Closing Date”), MaplesFS Limited, a company incorporated under the laws of the Cayman Islands, as the sole shareholder of Listco (“MaplesFS Limited”), transferred to Ajax all of the issued and outstanding equity securities of Listco and, as a result of such transfer, Listco became a wholly-owned subsidiary of Ajax, (b) Ajax, as the sole shareholder of Listco, adopted Listco’s amended and restated memorandum and articles of association (the “Articles”) (which became effective as of the closing of the Transaction on August 26, 2021 (the “Closing”)) and (c) on August 24, 2021, Ajax merged with and into Listco, with Listco continuing as the surviving entity (the “Merger” and, together with the other transactions contemplated by the foregoing, the “Reorganization”). At the Closing, pursuant to the Business Combination Agreement, and subject to the terms and conditions therein, Listco acquired all of the issued and outstanding shares of Cazoo (the “Cazoo Shares”) from the holders thereof (the “Cazoo Shareholders”).

In connection with the Merger, each Ajax unit (an “Ajax Unit”) (consisting of one Ajax Class A ordinary share, par value $0.0001 per share (an “Ajax Class A Share”), and one-fourth of one redeemable warrant of Ajax, each whole warrant exercisable to purchase one Ajax Class A Share for $11.50 per share (an “Ajax Warrant”)), Ajax Class A Share, Ajax Class B ordinary share, par value $0.0001 per share (an “Ajax Class B Share” and, together with the Ajax Class A Shares, the “Ajax Ordinary Shares”), and Ajax Warrant issued and outstanding immediately prior to the Merger was cancelled in exchange for one Listco unit (a “Unit”) (consisting of one Class A ordinary share, par value $0.0001 per share (a “Class A Share”), and one-fourth of one redeemable warrant of Listco, each whole warrant exercisable to purchase one Class A Share for $11.50 per share (a “Warrant”)), Class A Share, Class B ordinary share, par value $0.0001 per share (a “Class B Share”), and Warrant, respectively. Effective as of the Closing, (a) the issued and outstanding Class B Shares converted automatically on a one-for-one basis into Class A Shares, and (b) each issued and outstanding Unit automatically separated into its component parts.

Upon Closing, the Company acquired the Cazoo Shares for a combination of 640,924,026 Class C ordinary shares, par value $0.0001 per share (the “Class C Shares” and, together with the Class A Shares and the Class B Shares, the “Ordinary Shares”), and aggregate cash consideration of approximately $77,216,042. On February 26, 2022, the Class C Shares automatically converted into Class A Shares on a one-for-one basis in accordance with the Articles.

Concurrently with the execution and delivery of the Business Combination Agreement, Listco, Ajax and certain investors, including Ajax’s sponsor, Ajax I Holdings, LLC (the “Sponsor”), and Ajax’s directors and officers (collectively, the “PIPE Investors”), entered into Subscription Agreements, pursuant to which, the PIPE Investors purchased, concurrently with the closing of the Transaction, in the aggregate, 80,000,000 Class A Shares for $10.00 per share, for an aggregate purchase price of $800,000,000 (the “PIPE Investment”).

Upon consummation of the Transaction, shareholders of Ajax and Cazoo became shareholders of Listco, and Listco changed its name to “Cazoo Group Ltd.” Upon consummation of the Transaction the Class A Shares and Warrants became listed on the New York Stock Exchange (the “NYSE”) under the symbols “CZOO” and “CZOO WS,” respectively.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our Class A Shares and Warrants and the prices of our Class A Shares and Warrants may be more volatile. We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Transaction, (b) in which we have total annual gross revenues of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Shares that are held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; or (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, generally are permitted to follow the corporate governance practices of our home country, the Cayman Islands, in lieu of the corporate governance standards of the NYSE applicable to U.S. domestic companies. For example, we are not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. We may continue to follow our home country’s corporate governance practices as long as we remain a foreign private issuer. As a result, you may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to the NYSE corporate governance requirements applicable to U.S. domestic companies. As a foreign private issuer, we are also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

About This Offering

This Reoffer Prospectus relates to the public offering, which is not being underwritten, by the Selling Shareholder listed in this prospectus, of up to 4,742,139 Class A Shares, issued to the Selling Shareholder from awards under the Cazoo Group Ltd Incentive Equity Plan. The Selling Shareholder may from time to time sell, transfer or otherwise dispose of any or all of the Class A Shares covered by this prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. We will receive none of the proceeds from the sale of the shares by the Selling Shareholder. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Shareholder will be borne by them.

Summary Risk Factors

Investing in our securities entails a high degree of risk as more fully described in the “Risk Factors” section of this prospectus beginning on page 4 and in our Reports on Form 6-K filed with the SEC on June 9, 2022 and September 8, 2022. You should carefully consider such risks before deciding to invest in our Class A Shares.

Corporate Information

Cazoo Group Ltd was incorporated under the laws of the Cayman Islands on March 24, 2021 solely for the purpose of effectuating the Transaction, which was consummated on August 26, 2021, at which time we became a public company.

Our registered office is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our principal executive office is located at 41 Chalton Street, London, NW1 1JD, United Kingdom, and our telephone number is +44 20 3901 3488. Our agent for service of process in the United States is Puglisi & Associates located at 850 Library Avenue, Suite 204, Newark, DE 19711.

Our principal website address is https://www.cazoo.co.uk/. The information contained on our website does not form a part of, and is not incorporated by reference into, this prospectus.

RISK FACTORS

An investment in our Class A Shares carries a significant degree of risk. Before you decide to purchase our Class A Shares, you should carefully consider all risk factors set forth in any applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the factors discussed under the heading “Risk Factors” in our Reports on Form 6-K, filed with the SEC on June 9, 2022 and September 8, 2022, or any updates in our reports on Form 6-K, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future or by information in any applicable prospectus supplement. See “Documents Incorporated by Reference.” These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The risk factors should be read in conjunction with our financial statements and notes to the financial statements incorporated by reference herein. If any of these risks actually occur, our business, financial condition, results of operations or prospects could be materially affected. As a result, the trading prices of our securities could decline and you could lose part or all of your investment.

DETERMINATION OF OFFERING PRICE

The Selling Shareholder will determine at what price he may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

USE OF PROCEEDS

The Class A Shares offered hereby are being registered for the account of the Selling Shareholder named in this prospectus. All proceeds from the sales of the Class A Shares will go to the Selling Shareholder and we will not receive any proceeds from the resale of the Class A Shares by the Selling Shareholder.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our unaudited capitalization and indebtedness as of June 30, 2022.

The data in the table is derived from, and should be read in conjunction with, our historical financial statements, including the accompanying notes, incorporated by reference into this registration statement.

As of June 30, 2022
£ in thousands
Cash and cash equivalents	401,198
Loans and borrowings (current)(1)	221,746
Loans and borrowings (non-current)(1)	62,814
Convertible notes and embedded derivative (current)	1,299
Convertible notes and embedded derivative (non-current)	358,361
Total debt	644,220

Share capital	55
Share premium	925,637
Merger reserve	420,834
Retained earnings	(825,503)
Foreign currency translation reserve	2,454
Total equity	523,477

Total capitalization	1,167,697

(1)	Loans and borrowings (current and non-current) consists of stocking loans and facilities used to finance subscription vehicles.

DIVIDEND POLICY

We have not paid any cash dividends on our Class A Shares to date and do not intend to pay cash dividends for the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board of Directors (the “Board”) at such time.

SELLING shareholder

The Selling Shareholder may from time to time offer and sell any or all of the Class A Shares set forth below pursuant to this prospectus.

The table below sets forth, as of the date of this prospectus, the name of the Selling Shareholder for which we are registering Class A Shares for resale to the public, and the aggregate principal amount that the Selling Shareholder may offer pursuant to this prospectus. Percentage of ownership set forth in the table below is based on 767,959,326 Class A Shares outstanding on November 25, 2022. In accordance with SEC rules, individuals below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons.

We cannot advise you as to whether the Selling Shareholder will in fact sell any or all of such Class A Shares. In addition, the Selling Shareholder may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law. The Selling Shareholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Except as indicated by the footnotes below, we believe that the individual named below has sole voting and dispositive power with respect to all Class A Shares that he beneficially owns. The shares owned by the individual named below do not have voting rights different from the shares owned by other holders.

	Class A Shares Beneficially Owned Prior to Offering		Number of Class A Shares Being	Class A Shares Beneficially Owned After the Offered Class A Shares are Sold
	Shares	Percent	Offered	Shares	Percent
Stephen Morana(1)	4,942,974	*	4,742,139	200,835	*

*	Less than one percent.
(1)	Reflects (i) 200,834 Class A Shares, (ii) 491,668 Class A Shares issuable upon exercise of vested options granted on September 1, 2021 with an exercise price of £nil and an expiration date 10 years following the date of grant, and (iii) options to purchase 4,250,471 Class A Shares, with a weighted-average exercise price of £nil that were granted on September 1, 2021 to replace existing options under legacy option schemes. The options described in (iii) above are scheduled to expire no later than 10 years following the applicable grant date of the corresponding option under the legacy option schemes that such option replaced. The business address of such individual is c/o Cazoo Group Ltd, 41 Chalton Street, London, NW1 1JD, United Kingdom.

Listing of Class A Shares

Our Class A Shares are currently listed on the NYSE under the symbol “CZOO”.

 Material Relationships with Selling Shareholder

Please see the section entitled “Certain Relationships and Related Person Transactions” in our Annual Report on Form 20-F, filed with the SEC on May 5, 2022 for a discussion of material transactions between the Selling Shareholder and the Company.

Description of Shares

The following is a description of material terms of, and is qualified in its entirety by, our Articles.

The following description of the material terms of our share capital includes a summary of specified provisions of the Articles. This description is qualified by reference to our Articles.

We are a Cayman Islands exempted company and our affairs are governed by the Articles, the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time (the “Companies Act”) and the common law of the Cayman Islands. Pursuant to the Articles, we are authorized to issue 2,200,000,000 Class A Shares, 50,000,000 Class B Shares, 1,000,000,000 Class C Shares and 5,000,000 preference shares, par value of U.S.$0.0001 each.

As of November 25, 2022 we had 767,959,326 Class A Shares issued and outstanding.

Ordinary Shares

Holders of Class A Shares are entitled to one vote for each share held of record on all matters to be voted on by members.

There is no cumulative voting with respect to the election of directors.

Conversion of Class C Shares

The Class C Shares automatically converted on a one-for-one basis into Class A Shares on February 26, 2022. This conversion was effected by means of the re-designation of each relevant Class C Share as a Class A Share.

Preference Shares

The Board is authorized to issue preference shares from time to time in one or more series without member approval. The Board has the discretion under the Articles to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of our authorized but unissued undesignated shares, and the Board may issue those shares in series of preference shares, without any further member approval. The rights with respect to a series of preference shares may be greater than the rights attached to the Ordinary Shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of Ordinary Shares until the Board determines the specific rights attached to any preference shares so issued. The effect of issuing preference shares could include, among other things, one or more of the following:

●	Restricting dividends in respect of the Ordinary Shares;

●	Diluting the voting power of the Ordinary Shares or providing that holders of preference shares have the right to vote on matters as a class;

●	Impairing the liquidation rights of the Ordinary Shares; or

●	Delaying or preventing a change of control of Cazoo.

As of November 25, 2022, there were no preference shares outstanding, and we have no present plans to designate the rights of or to issue any preference shares.

Dividend Rights

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Board.

Variation of Rights

Under the Articles, if the share capital is divided into more than one class of shares, the rights attached to any such class may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material and adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Transfer of Shares

Members may transfer all or any of the member’s Ordinary Shares in compliance with the rules and regulations of the NYSE, the SEC and any other competent regulatory authority or as permitted by applicable law.

The Board may in its absolute discretion decline to register a transfer of Ordinary Shares which are not fully paid up or on which the Company has a lien or issued under any share incentive scheme for employees upon which a transfer restriction imposed still exists. The Board may, but is not required to, decline to register a transfer of any Ordinary Shares unless certain requirements are met.

Any attempted transfer that is not a permitted transfer as described above will be null and void.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Ordinary Shares will be entitled to participate in any assets available for distribution in proportion to their shareholdings.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Articles permit indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful neglect or willful default, as determined by a court of competent jurisdiction in a final non-appealable order. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in the Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Anti-Takeover Provisions in the Articles

Certain provisions in the Articles may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a member might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the Ordinary Shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with the Board.

Ordinary Shares

The authorized but unissued Ordinary Shares will be available for future issuance by the Board on such terms as the Board may determine, subject to any limitations in the Articles. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued Ordinary Shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger, amalgamation, scheme of arrangement or otherwise.

Preference Shares

Preference shares could be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. If the Board decides to issue these preference shares, the price of Ordinary Shares may fall and the voting and other rights of the holders of Ordinary Shares may be materially adversely affected. Pursuant to the Articles, preference shares may be issued by us from time to time, and the Board is authorized (without any requirement for further member action) to determine the rights, preferences, powers, qualifications, limitations and restrictions attaching to those shares (and any further undesignated shares which may be authorized by our members).

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Articles for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Classified Board

Our Board of Directors is comprised of nine directors. The Articles provide that, subject to the right of holders of any series of preference shares, our Board is divided into three classes of directors, as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual general meeting. As a result, approximately one-third of the Board will be elected each year.

The classification of directors has the effect of making it more difficult for members to change the composition of the Board. The Articles provide for a board comprised of between five and nine directors, but in accordance with the Articles, the directors may increase or reduce the upper and lower limits of the number of directors.

Unanimous Action by Written Consent

The Articles provide that members may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each member who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Amendment of Governing Documents

As permitted by Cayman Islands law, the Articles may only be amended by a special resolution of the members.

Member Proposals and Director Nominations

A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting.

The Articles do not provide for the ability of members to nominate candidates for election as directors or to bring business before a meeting of shareholders.

General Meetings

The Companies Act does not provide members with rights to requisition a general meeting and does not provide member with any right to put any proposal before a general meeting. The Articles permit the Board or the chairperson of the Board to call general meetings. The Articles do not allow members to requisition a general meeting.

Cumulative Voting

Cumulative voting potentially facilitates the representation of minority members on a board of directors since it permits the minority member to cast all the votes to which the member is entitled on a single director, which increases the member’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Articles do not provide for cumulative voting.

Transactions with Interested Members

Cayman Islands law has no statute that prohibits certain business combinations with an interested member. However, although Cayman Islands law does not regulate transactions between a company and its significant members, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority members. Any merger or consolidation of the Company with one (1) or more constituent companies shall require the approval of a special resolution (66⅔% of members at a general meeting where there is a quorum).

Dissolution; Winding Up

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an Ordinary Resolution (simple majority standard) of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Articles, if the Company is wound up, the liquidator may distribute the assets available for distribution amongst the members in proportion to the par value of the Ordinary Shares held by them at the commencement of the winding up subject to a deduction from those Ordinary Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

Rights of Non-Resident or Foreign Members

There are no limitations imposed by the Articles on the rights of non-resident or foreign members to hold or exercise voting rights on the Company’s shares. In addition, there are no provisions in the Articles governing the ownership threshold above which member ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, the Board is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books and Records

Holders of shares have no general right under Cayman Islands law to inspect or obtain copies of the Company’s register of members or the Company’s corporate records.

Waiver of Certain Corporate Opportunities

The Articles provide for a waiver of the obligation to provide business opportunities to the Company for directors, members and affiliates of members, in each case, other than an officer (including any officer that is also a director, or a member or an affiliate of such member, as the case may be) (as more particularly described in the Articles). Notwithstanding that the waiver does not apply to any officer, officers are not restricted from engaging, directly or indirectly, in other business ventures of every type and description (other than any competing business, except to the extent permitted under the Articles). No officer shall be deemed to be engaging in a competing business if such activity is: (i) approved by a majority of disinterested directors, subject to applicable law, or (ii) with respect to any investment such officer has as of the date of effectiveness of the Articles, an investment in the greater of (A) up to an additional two and one half per cent (2.5%) or (B) seven and one half per cent (7.5%) in the aggregate of the capital stock of a competing business (in each case, so long as such officer does not participate in management activities or otherwise have the ability to influence or control such competing business). This is subject to applicable law.

Directors

Appointment of Directors

The Board is divided into three (3) classes designated as Class I, Class II and Class III, respectively with directors divided as nearly as possible into thirds among the classes. Subject to the Business Combination Agreement and the Company’s Investor Rights Agreement, directors are assigned to each class by the Board. At our 2023 annual general meeting, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At our 2024 annual general meeting, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At our 2025 annual general meeting, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting. Directors hold office until the expiration of the director’s term, until a director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

Directors are elected by a majority standard, which requires the number of votes cast for the person’s appointment to exceed the number of votes cast against the person’s appointment.

Any director may in writing appoint another person to be such director’s alternate, with the alternate having the authority to act in the director’s place at any meeting at which the appointing director is unable to be present. A director may, but is not required to, appoint another director to be an alternate.

Removal of Directors

Under the Articles, a director may be removed from office only for cause by special resolution of the Company. A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with such director’s creditors; (ii) is found to be or becomes of unsound mind; (iii) resigns the office of director by notice in writing to the company; (iv) absents himself or herself (for the avoidance of doubt, without being represented by an alternate) from three (3) consecutive meetings of the Board without special leave of absence from the Board, and the Board passes a resolution that he or she has by reason of such absence vacated office; or (v) is prohibited, by any applicable law or relevant code applicable to the listing of shares on the NYSE, from being a director.

Filling Vacancies on the Board

Vacancies on the Board may be filled by the majority of the directors then in office, even if less than a quorum, or by a sole remaining director (subject to the Companies Act, applicable law, or any rights of any preference shares).

A director appointed to fill a vacancy resulting from the death, resignation or removal of a director serves the remainder of the full term of the director whose death, resignation or removal created the vacancy and until his or her successor shall have been appointed and qualified.

During the period that the Sponsor has the ability to designate a director, the Sponsor has re-appointment rights if the director it appointed fails to be elected or their seat is otherwise vacated.

Directors’ Fiduciary Duties

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

●	directors should not improperly fetter the exercise of future discretion;

●	duty to exercise powers fairly as between different sections of members;

●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

●	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the members provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by member approval at general meetings.

Meetings of Members

As a Cayman Islands exempted company, we are not obliged by law to call annual general meetings, however, pursuant to the Articles, directors are elected at annual general meetings and the NYSE requires an annual meeting.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Shares is Equiniti Trust Company.

Enforceability of Civil Liability under Cayman Islands Law

We have been advised by Maples and Calder, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize, or enforce against us, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act, (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our members on notice that through your investment in us you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company,” “us,” “our” and “we” refers to Cazoo Group Ltd and its affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a member and/or any individuals connected with a member as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the member’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Member’s Personal Data

We, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

1.	where this is necessary for the performance of our rights and obligations under any purchase agreements;

2.	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

3.	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to the company and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

TAXATION

Material U.S. Federal Income Tax Considerations

The following discussion is a general summary based on present law of certain U.S. federal income tax considerations relevant to U.S. Holders (as defined below) of Class A Shares. This discussion is not a complete description of all tax considerations that may be relevant to a U.S. Holder of Class A Shares; it is not a substitute for tax advice. It applies only to U.S. Holders that will hold Class A Shares as capital assets and use the U.S. dollar as their functional currency. In addition, it does not describe all of the U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of a U.S. Holder’s particular circumstances, including U.S. Holders subject to special rules, such as banks or other financial institutions, insurance companies, tax-exempt entities, dealers, traders in securities that elect to mark-to-market, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities (including S-corporations), U.S. expatriates, persons liable for the alternative minimum tax, persons that directly, indirectly or constructively, own 5% or more of the total combined voting power of the Company’s stock or of the total value of the Company’s equity interests, investors that will hold Class A Shares in connection with a permanent establishment or fixed base outside the United States, or investors that will hold securities as part of a hedge, straddle, conversion, constructive sale or other integrated financial transaction. This summary also does not address U.S. federal taxes other than the income tax (such as estate or gift taxes) or U.S. state and local, or non-U.S. tax laws or considerations.

As used in this section, “U.S. Holder” means a beneficial owner of Class A Shares that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust subject to the control of one or more U.S. persons and the primary supervision of a U.S. court; or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds Class A Shares generally will depend on the status of the partner and the activities of the partnership. Partnerships that hold Class A Shares should consult their own tax advisors regarding the specific U.S. federal income tax consequences to their partners of the partnership’s ownership and disposition of Class A Shares.

U.S. federal income tax consequences of U.S. Holders of Class A Shares

Taxation of dividends and other distributions on our Class A Shares

Subject to the discussion below under “— Passive Foreign Investment Company rules,” the gross amount of any distribution of cash or property (other than certain pro rata distributions of ordinary stock) with respect to Class A Shares will be included in a U.S. Holder’s gross income as ordinary income from foreign sources when actually or constructively received. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations. Dividends received from a “qualified foreign corporation” by eligible non-corporate U.S. Holders that satisfy a minimum holding period and certain other requirements generally will be taxed at the preferential rate applicable to qualified dividend income. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on NYSE will be considered readily tradable on an established securities market in the United States. There can be no assurance, however, that Class A Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of the Company’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. The Company will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company rules.”

Dividends paid in a currency other than U.S. dollars will be included in income in a U.S. dollar amount based on the exchange rate in effect on the date of receipt, whether or not the currency is converted into U.S. dollars at that time. A U.S. Holder’s tax basis in the non-U.S. currency will equal the U.S. dollar amount included in income. Any gain or loss realized on a subsequent conversion or other disposition of the non-U.S. currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss. If dividends paid in a currency other than U.S. dollars are converted into U.S. dollars on the day they are received, the U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.

Dividends received by certain non-corporate U.S. Holders generally will be includible in “net investment income” for purposes of the Medicare contribution tax.

Taxation of dispositions of Class A Shares

Subject to the discussion below under “— Passive Foreign Investment Company rules,” a U.S. Holder generally will recognize capital gain or loss on the sale or other disposition of Class A Shares in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. Holder’s adjusted tax basis in the disposed Class A Shares. Any gain or loss generally will be treated as arising from U.S. sources and will be long-term capital gain or loss if the U.S. Holder’s holding period exceeds one year. Deductions for capital loss are subject to significant limitations.

Capital gains from the sale or other disposition of Class A Shares received by certain non-corporate U.S. Holders generally will be includible in “net investment income” for purposes of the Medicare contribution tax.

Passive Foreign Investment Company rules

Based on the composition of the Company’s current gross assets and income and the manner in which the Company expects to operate its business in future years, the Company believes that it should not be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for its current taxable year and does not expect to be so classified in the foreseeable future. In general, a non-U.S. corporation will be a PFIC for any taxable year in which, taking into account a pro rata portion of the income and assets of 25% or more owned subsidiaries, either (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the average quarterly value of its assets are assets that produce, or are held for the production of, passive income or which do not produce income. For this purpose, passive income generally includes, among other things and subject to various exceptions, interest, dividends, rents, royalties and gains from the disposition of assets that produce passive income. Whether the Company is a PFIC is a factual determination made annually, and the Company’s status could change depending among other things upon changes in the composition and relative value of its gross receipts and assets. Because the market value of the Company’s assets (including for this purpose goodwill) may be measured in large part by the market price of the Class A Shares, which is likely to fluctuate, no assurance can be given that the Company will not be a PFIC in the current year or in any future taxable year.

If the Company were a PFIC for any taxable year in which a U.S. Holder holds Class A Shares, such U.S. Holder would be subject to additional taxes on any excess distributions and any gain realized from the sale or other taxable disposition of Class A Shares (including certain pledges) regardless of whether the Company continues to be a PFIC. A U.S. Holder will have an excess distribution to the extent that distributions on Class A Shares during a taxable year exceed 125% of the average amount received during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period). To compute the tax on excess distributions or any gain, (i) the excess distribution or gain is allocated rateably over the U.S. Holder’s holding period, (ii) the amount allocated to the current taxable year and any year before the Company became a PFIC is taxed as ordinary income in the current year and (iii) the amount allocated to other taxable years is taxed at the highest applicable marginal rate in effect for each year and an interest charge is imposed to recover the deemed benefit from the deferred payment of the tax attributable to each year.

If, as is not expected to be the case, the Company were a PFIC for any taxable year in which a U.S. Holder holds Class A Shares, a U.S. Holder may be able to avoid some of the adverse impacts of the PFIC rules described above by electing to mark Class A Shares to market annually. The election is available only if the Class A Shares are considered “marketable stock,” which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange (which includes NYSE). If a U.S. Holder makes the mark-to-market election, any gain from marking Class A Shares to market or from disposing of them would be ordinary income. Any loss from marking Class A Shares to market would be recognized only to the extent of unreversed gains previously included in income. Loss from marking Class A Shares to market would be ordinary, but loss on disposing of them would be capital loss except to the extent of mark-to-market gains previously included in income. No assurance can be given that the Class A Shares will be traded in sufficient frequency and quantity to be considered “marketable stock.” A valid mark-to-market election cannot be revoked without the consent of the IRS unless the Class A Shares cease to be marketable stock.

As an alternative, if the Company were to be treated as a PFIC, a U.S. Holder may avoid the excess distribution rules described above in respect of Class A Shares by electing to treat the Company (for the first taxable year in which the U.S. Holder owns any Class A Shares) and any lower-tier PFIC (for the first taxable year in which the U.S. Holder is treated as owning an equity interest in such lower-tier PFIC) as a “qualified electing fund” (a “QEF”). If a U.S. Holder makes an effective QEF election with respect to the Company (and any lower-tier PFIC), the U.S. Holder will be required to include in gross income each year, whether or not the Company makes distributions, as capital gains, its pro rata share of the Company’s (and such lower-tier PFIC’s) net capital gains and, as ordinary income, its pro rata share of the Company’s (and such lower-tier PFIC’s) net earnings in excess of its net capital gains. U.S. Holders can make a QEF election only if the Company (and each lower-tier PFIC) provides certain information, including the amount of its ordinary earnings and net capital gains determined under U.S. tax principles. The Company has not determined whether it will provide U.S. Holders with this information if it determines that it is a PFIC.

U.S. Holders of Class A Shares should consult their own tax advisors concerning the Company’s possible PFIC status and the consequences to them if the Company were classified as a PFIC for any taxable year.

Information Reporting and Backup Withholding

Dividends on Class A Shares and proceeds from the sale or other disposition of Class A Shares may be reported to the IRS unless the holder is a corporation or otherwise establishes a basis for exemption. Backup withholding tax may apply to amounts subject to reporting. Any amount withheld may be credited against the holder’s U.S. federal income tax liability subject to certain rules and limitations. U.S. Holders should consult with their own tax advisers regarding the application of the U.S. information reporting and backup withholding rules.

Certain non-corporate U.S. Holders are required to report information with respect to Class A Shares not held through an account with a domestic financial institution to the IRS. U.S. Holders that fail to report required information could become subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors about these and any other reporting obligations arising from their investment in Class A Shares.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR U.S. HOLDER. EACH U.S. HOLDER OF CLASS A SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF CLASS A SHARES IN LIGHT OF THE U.S. HOLDER’S OWN CIRCUMSTANCES.

Cayman Islands Tax Considerations in Relation to the Holding of Our Ordinary Shares

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of our Ordinary Shares or on an instrument of transfer in respect of such shares.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Act
(2018 Revision)
Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Act (2018 Revision), the Financial Secretary undertakes with the Company:

1.	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1	On or in respect of the shares, debentures or other obligations of the Company; or

2.2	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (2018 Revision).

These concessions shall be for a period of 20 years from the date hereof.

PLAN OF DISTRIBUTION

The Class A Shares covered by this Reoffer Prospectus are being registered by the Company for the account of the Selling Shareholder. The Class A Shares offered may be sold from time to time directly by or on behalf of the Selling Shareholder in one or more transactions on the NYSE or any other stock exchange on which such shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Shareholder may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholder and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.

In connection with any sales, the Selling Shareholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. We are bearing all costs relating to the registration of the Class A Shares. Any commissions or other fees payable to brokers or dealers in connection with any sale of the shares will be borne by the Selling Shareholder or other party selling such shares. Sales of the shares must be made by the Selling Shareholder in compliance with all applicable state and federal securities laws and regulations, including the Securities Act. In addition to any shares sold hereunder, the Selling Shareholder may sell Class A Shares in compliance with Rule 144, if available. There is no assurance that the Selling Shareholder will sell all or a portion of the Class A Shares offered hereby. The Selling Shareholder may agree to indemnify any broker, dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act. We have notified the Selling Shareholder of the need to deliver a copy of this Reoffer Prospectus in connection with any sale of the shares.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our Class A Shares and activities of the Selling Shareholder, which may limit the timing of purchases and sales of any of the Class A Shares by the Selling Shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Class A Shares to engage in passive market-making activities with respect to the Class A Shares. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our shares in the secondary market. All of the foregoing may affect the marketability of the Class A Shares and the ability of any person or entity to engage in market-making activities with respect to such shares.

Once sold under the registration statement of which this prospectus forms a part, the Class A Shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the ordinary shares offered by this prospectus and certain legal matters as to Cayman Islands law has been passed upon by Maples and Calder. We have been advised on U.S. securities law matters by Freshfields Bruckhaus Deringer US LLP, New York, New York.

EXPERTS

The consolidated financial statements of Cazoo Group Ltd appearing in Cazoo Group Ltd’s Annual Report (Form 20-F) for the year ended December 31, 2021, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

 We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form S-8 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.cazoo.co.uk. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or furnish to them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents filed with the SEC in the future under Sections 13(a), 13(c) and 15(d) of the Exchange Act until the offerings made under this prospectus are completed:

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on May 5, 2022;

●	the description of the securities contained in our registration statement on Form 8-A filed on August 23, 2021 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;

●	any future filings on Form 20-F made with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

●	our Reports on Form 6-K, filed with the SEC on June 9, 2022, July 1, 2022, August 2, 2022, September 8, 2022, September 29, 2022, October 27, 2022 and November 10, 2022; and

●	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus other than exhibits which are not specifically incorporated by reference into those documents. You can request those documents by writing to or calling the following:

41 Chalton Street
London, NW1 1JD, United Kingdom
+44 20 3901 3488

We have not authorized any other person to provide you with any information other than the information contained in this prospectus and the documents incorporated by reference herein. We do not take responsibility for, or provide any assurance as to the reliability of, any different or additional information. Neither we nor the Selling Shareholder are making an offer to sell any securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus and the documents incorporated by reference herein are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAZOO GROUP LTD

4,742,139 Class A Shares

REOFFER PROSPECTUS

November 30, 2022

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents which have been filed with or furnished to the SEC are incorporated as of their respective dates in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on May 5, 2022;

(b)	The description of the Registrant’s Class A Shares contained in its registration statement on Form 8-A filed on August 23, 2021 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

(c)	The Registrant’s Reports on Form 6-K, filed with the SEC on June 9, 2022, July 1, 2022, August 2, 2022, September 8, 2022, September 29, 2022, October 27, 2022 and November 10, 2022.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC on or after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by a Cayman Islands court to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. Cazoo’s amended and restated memorandum and articles of association provides for indemnification of its officers and directors to the fullest extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. Cazoo will maintain insurance on behalf of its directors and executive officers.

Cazoo has entered into indemnification agreements with each of its directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Cazoo pursuant to the foregoing provisions, Cazoo has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

EXHIBITS

Exhibit No.	Description
3.1*	Amended and Restated Memorandum and Articles of Association of Cazoo Group Ltd (incorporated by reference to Exhibit 1.2 to the Company’s shell company report on Form 20-F (File No. 001-40754) filed with the SEC on September 1, 2021).
4.1*	Specimen Class A Ordinary Share Certificate of Cazoo Group Ltd (incorporated by reference to Exhibit 4.4 to Company’s registration statement on Form F-4/A (File No. 333-256152) filed with the SEC by the Registrant on July 22, 2021).
5.1*	Opinion of Maples and Calder as to the validity of the securities being offered hereby.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of the Registrant.
23.2*	Consent of Maples and Calder (included as part of Exhibit 5.1).
24.1*	Power of Attorney.
99.1*	Cazoo Group Ltd Incentive Equity Plan (incorporated by reference to Exhibit 4.6 to the Company’s shell company report on Form 20-F (File No. 001-40754) filed with the SEC on September 1, 2021).

*	Previously filed

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 30th day of November, 2022.

CAZOO GROUP LTD

By:	/s/ Alex Chesterman
	Name:	Alex Chesterman
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the 30th day of November, 2022:

Signature	Title	Date

/s/ Alex Chesterman	Chief Executive Officer and Chairman	November 30, 2022
Alex Chesterman	(Principal Executive Officer)

/s/ Paul Woolf	Chief Financial Officer and Director	November 30, 2022
Paul Woolf	(Principal Financial and Accounting Officer)

*	Director	November 30, 2022
Daniel Och

*	Director	November 30, 2022
Luciana Berger

*	Director	November 30, 2022
David Hobbs

*	Director	November 30, 2022
Moni Mannings

*	Director	November 30, 2022
Duncan Tatton-Brown

/s/ Paul Whitehead	Director	November 30, 2022
Paul Whitehead

*	Director	November 30, 2022
Anne Wojcicki

*	By:	/s/ Alex Chesterman
Alex Chesterman
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Cazoo Group Ltd, has signed this Post-Effective Amendment No. 1 to the Registration Statement in the City of Newark, State of Delaware on the 30th day of November, 2022.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director Puglisi & Associates